Exhibit 10.1

FORM OF TSR-BASED PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

This Performance Restricted Stock Unit Agreement (the “Agreement”) is dated as of                 , by and between Axiall Corporation, a Delaware corporation (together with any Subsidiaries, as applicable, the “Company”), and                  (“Grantee” or “You”).

1. Grant of PRSUs. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Company’s 2011 Equity and Performance Incentive Plan, as amended (the “Plan”), the Committee has granted to Grantee, as of                  (the “Date of Grant”), an award of a target number of                  performance-based Restricted Stock Units (otherwise referred to in this Agreement as “Performance Restricted Stock Units” or “PRSUs”), payment of which depends on the Company’s performance as set forth below. Each Performance Restricted Stock Unit shall represent the contingent right to receive one share of Common Stock.

2. Restrictions on Transfer of PRSUs. The PRSUs may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by Grantee. Any purported transfer, encumbrance or other disposition of the PRSUs that is in violation of this Agreement shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the PRSUs.

3. Normal Vesting of PRSUs. Except as otherwise provided herein, Grantee’s nonforfeitable right to receive shares of Common Stock upon payment of the PRSUs is contingent upon his or her remaining in the continuous employ of the Company until                  (the “Normal Vesting Date”). As soon as practicable after the Normal Vesting Date, the Committee shall determine the number of PRSUs that shall have become earned hereunder based on the achievement of the Management Objectives as set forth in the Statement of Management Objectives attached hereto as Exhibit A. For purposes of this Agreement, the term “earned” (or similar terms) refers to the number of PRSUs that are earned under this Agreement based on the achievement of the Management Objectives as described in the immediately prior sentence, and the term “vested” (or similar terms) refers to the number of PRSUs that become nonforfeitable and entitled to be earned and paid in shares of Common Stock under this Agreement. Subject to the terms of the Plan, before any PRSUs are paid, the Committee shall make a determination that the performance conditions set forth under this Agreement have been satisfied.

4. Alternative Vesting of PRSUs. Notwithstanding the provisions of Section 3, Grantee shall vest in some or all of the PRSUs under the following circumstances:

(a) Death, Disability, Retirement or Termination without Cause. If, prior to a Change in Control occurring, Grantee should die, become Permanently Disabled, Retire, or be terminated by the Company or a Subsidiary without Cause while Grantee is continuously employed by the Company, then, to the extent the PRSUs have not previously been forfeited or vested, Grantee shall vest in a number of PRSUs equal to the product of (i) the number of PRSUs that Grantee would have earned and in which Grantee would have vested in accordance with the terms and conditions of Section 3 if Grantee had remained in the continuous employ of the Company from the Date of Grant until the end of the Performance Period multiplied by (ii) a fraction (in no case greater than 1) the numerator of which is the number of whole weeks from the Date of Grant through such date on which the Grantee dies, becomes Permanently Disabled, Retires or is terminated without Cause and the denominator of which is       .

(b) Change in Control. In the event a Change in Control occurs prior to the Normal Vesting Date or such time when the PRSUs have been forfeited, the PRSUs covered by this Agreement shall become earned and vested as provided in the Statement of Management Objectives if, either (i) in connection with such Change in Control, the entity that is the successor to the Company as a result of the Change in Control (the “Successor”) does not assume the obligations of the Company under this Agreement in the manner described in the Statement of Management Objectives or (ii) prior to the Change in Control, Grantee has died, become Permanently Disabled or has Retired or the Company has terminated Grantee’s employment without Cause. The number of PRSUs earned and vested in such case shall be as set forth in the Statement of Management Objectives.

Subject to the following sentence, if the Successor assumes the obligations of the Company under this Agreement in the manner described in the Statement of Management Objectives, then no such acceleration shall apply. Notwithstanding the foregoing, if (x) the Successor assumes the obligations of the Company under this Agreement in the manner described in the Statement of Management Objectives and (y) on or after the Change in Control the Company, the Successor or any subsidiary of either terminates Grantee’s employment without Cause or Grantee terminates his or her employment for Good Reason or Grantee dies, becomes Permanently Disabled or is or becomes eligible to Retire, then a number of PRSUs (or a number of units subject to a substitute award) that have not previously become earned and vested and have not previously been forfeited shall become earned and vested as set forth in the Statement of Management Objectives.

5. Restrictive Covenants.

(a) Confidential Information and Trade Secrets.

(i) Grantee shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information, including but not limited to trade secrets (as “trade secrets” are defined by applicable Delaware law) pursuant to this Agreement and as otherwise required by law. During Grantee’s employment with the Company and following the termination of Grantee’s employment for any reason, Grantee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, use, communicate, or divulge Confidential Information to any other person or entity, except that Grantee may disclose Confidential Information to other Company employees and professional advisors of the Company who have a true need to know about such Confidential Information in order to carry out their duties of service to the Company; provided, however, that the non-use and non-disclosure restrictions described herein will only apply for so long as the particular information at issue remains Confidential Information. The protection afforded to Confidential Information by this Agreement is not intended by the parties hereto to limit, and is intended to be in addition to, any protection provided to any such information under any applicable federal, state, or local law.

(ii) All files, records, documents, drawings, specifications, data, computer programs, customer or vendor lists, specific customer or vendor information, marketing techniques, business strategies, contract terms, pricing terms, discounts and management compensation of the Company whether prepared by Grantee or otherwise coming into Grantee’s possession, shall remain the exclusive property of the Company and Grantee shall not remove any such items from the premises of the Company, except in furtherance of Grantee’s duties.

(iii) It is understood that while employed by the Company, Grantee will promptly disclose to the Company in writing, and assign to the Company Grantee’s interest in any invention, improvement, copyrightable material or discovery made or conceived by Grantee, either alone or jointly with others, which arises out of Grantee’s employment (“Grantee Invention”). At the Company’s request and expense, Grantee will reasonably assist the Company during the period of Grantee’s employment by the Company and thereafter in connection with any controversy or legal proceeding relating to a Grantee Invention and in obtaining domestic and foreign patent or other protection covering a Grantee Invention. As a matter of record, Grantee hereby states that he or she has provided below a list of all unpatented inventions in which Grantee owns all or partial interest. Grantee agrees not to assert any right against the Company with respect to any invention which is not patented or which is not listed.

(iv) As requested by the Company and at the Company’s expense, from time to time and upon the termination of Grantee’s employment with the Company for any reason, Grantee will promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information in Grantee’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, Grantee will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

(b) Non-Solicitation. During his employment with the Company and for a period of          year(s) following the termination of Grantee’s employment for any reason, Grantee shall not, in any way, directly or indirectly, solicit, divert, or take away or attempt to solicit, divert, or take away (i) any party who is a customer or prospective customer of the Company with which Grantee had Material Contact while employed with the Company, for the purpose of marketing, selling, or providing to any such party any services or products offered by or competitive with the Company’s Business other than general solicitations to the public and not directed specifically at a customer of the Company, or (ii) any employee of the Company to terminate such employee’s employment relationship with the Company.

(c) Non-Competition. During Grantee’s employment by the Company and for a period of          year(s) following the termination of Grantee’s employment, Grantee shall not render Services to any person or entity that engages in or owns, invests in, operates, manages, or controls any venture or enterprise which engages or proposes to engage in the Business within the Restricted Territory. Notwithstanding the foregoing, nothing in this Agreement shall prevent Grantee from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded voting securities of any company engaged in the Business (so long as Grantee has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded Grantee in connection with any permissible equity ownership).

(d) Remedies: Specific Performance. The parties acknowledge and agree that Grantee’s breach or threatened breach of any of the restrictions set forth in this Section will result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law and that the Company shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Grantee hereby consents to the grant of an injunction (temporary or otherwise) against Grantee or the entry of any other court order against Grantee prohibiting and enjoining him from violating, or directing him to comply with any provision of this Section. Grantee also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company against him for such breaches or threatened or attempted breaches. In addition, without limiting the remedies of the Company for any breach of any restriction on Grantee set forth in this Section, except as required by law, the Company and Grantee acknowledge and agree that in the event of Grantee’s breach or threatened breach of any of the restrictions set forth in this Section, Grantee shall forfeit any right to Performance Restricted Stock Units to the extent then unpaid and the Company shall have the right to recoup from Grantee any previously paid Performance Restricted Stock Units.

(e) Communication of Contents of Agreement. During Grantee’s employment and for one year thereafter, Grantee will communicate his obligations under this Section to any person, firm, association, partnership, corporation or other entity which Grantee intends to be employed by, associated with, or represent.

(f) Independent Covenants. The existence of any claim, demand, action or cause of action of Grantee against the Company, whether predicated upon this Agreement or otherwise, is not to constitute a defense to the Company’s enforcement of any of the covenants or agreements contained in this Section. The Company’s rights under this Agreement are in addition to, and not in lieu of, all other rights the Company may have at law or in equity to protect its confidential information, trade secrets and other proprietary interests.

(g) Extension. If a court of competition jurisdiction finally determines that Grantee has violated any of Grantee’s obligations under this Section, then the period applicable to those obligations is to automatically be extended by a period of time equal in length to the period during which those violations occurred.

(h) Fair and Reasonable. Grantee acknowledges that the provisions in this Agreement, including, but not limited to, this Section 5, are fair and reasonable, that the enforcement of this Agreement will not cause Grantee undue hardship, and that this Agreement is necessary and commensurate with the Company’s need to protect its legitimate business interests from irreparable harm. If, at the time of enforcement of this Section 5, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to enforce the restrictions contained herein to cover the maximum period, scope and area permitted by law.

6.  Definitions. As used in this Agreement, the following terms shall be defined as follows:

“Business” shall mean the production, distribution, marketing, and/or sales of the following; provided, however, that, if the applicable termination of employment occurs within 24 months after a Change in Control, the definition shall apply only to the extent that the Company engages in the production, marketing and/or sales of the following as of immediately prior to the Change in Control: (i) chlor-alkali and derivative products and chlorovinyls products that are manufactured, distributed and/or sold by the Company; and (ii) polyvinyl chloride/vinyl-based building products that are manufactured, distributed and/or sold by the Company, including window and door profiles, pipe and pipe fittings, exterior siding and claddings, interior and exterior mouldings and trim, and decking.

“Cause” shall mean any of the following: (i) the Grantee’s material violation of the provisions of Section 5 of this Agreement; (ii) the Grantee’s willful refusal to substantially perform the Grantee’s duties to the Company; (iii) the Grantee’s conviction or plea of guilty or nolo contendere to a felony; (iv) the Grantee’s willful misconduct in the performance of the Grantee’s duties to the Company; or (v) any other conduct or act by the Grantee that is materially and demonstrably injurious, detrimental or prejudicial to the Company unless the Grantee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

“Confidential Information” shall mean “trade secrets,” as such term is defined by applicable Delaware law, and knowledge or data relating to the Company, and its respective businesses that is not generally known to persons not employed by the Company, is not generally disclosed by the Company and is the subject of reasonable efforts to keep it confidential. Confidential Information includes, but is not limited to, information regarding: (i) product or service cost or pricing; (ii) personnel allocation or organizational structure; (iii) the business operations or financial performance of the Company; (iv) sales and marketing plans; (v) strategic initiatives (independent or collaborative); (vi) existing or proposed methods of operation; (vii) current and future development and expansion or contraction plans; (viii) sale/acquisition plans; and (ix) non-public information concerning the legal or financial affairs of the Company. Confidential Information does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition is not intended to limit any definition of confidential information or any equivalent term under applicable federal, state, or local law.

“Good Reason” shall mean (i) the Company (a) materially reduces the Grantee’s annual base salary, (b) materially reduces the Grantee’s target bonus, or (c) reduces the Grantee’s employee benefits by a material amount except to the extent the Company has instituted a reduction in employee benefits applicable to all senior executives of the Company, (ii) a material diminution in the Grantee’s duties, responsibilities, authorities or reporting relationships, or (iii) any attempted relocation of the Grantee’s place of employment to a location more than 50 miles from the location of such employment on the date of such attempted relocation; provided, that the Grantee’s termination shall only constitute a termination for Good Reason hereunder if (x) the Grantee provides the Company with a notice of termination within 90 days after the initial existence of the facts or circumstances constituting Good Reason, (y) the Company has failed to cure such facts or circumstances within 30 days after receipt of the notice of termination, and (z) the date of termination occurs no later than 120 days after the initial occurrence of the facts or circumstances constituting Good Reason.

“Material Contact” shall mean contact between Grantee and any customer or prospective customer (i) with whom Grantee dealt on behalf of the Company; (ii) whose dealings with the Company were coordinated or supervised by Grantee; (iii) about whom Grantee obtained confidential information in the ordinary course of business as a result of Grantee’s association with the Company; or (iv) who receives products authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Grantee.

“Permanently Disabled” shall mean that Grantee has qualified for long-term disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program and is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.

“Restricted Territory” shall mean the United States and Canada. Grantee acknowledges and agrees that the Restricted Territory accurately describes the territory in which the Company manufactures, markets, and/or sells products.

“Retires” shall mean the termination of employment of Grantee after Grantee has attained the age of 55 and at a time when Grantee’s age when added to the number of years of continuous employment of such Grantee by the Company equals or exceeds 70.

“Services” mean services or activities that are the same as or similar to the type provided, conducted, or engaged in by the Grantee within the two-year period prior to Grantee’s termination or separation from the Company.

7.  Forfeiture of PRSUs. Except as provided in Section 3 or Section 4, or as the Committee may determine on a case-by-case basis, subject to the terms of the Plan, at such time as Grantee ceases to be continuously employed by the Company before the Normal Vesting Date, any PRSUs that have not theretofore become vested hereunder shall be forfeited.

8.  Payment of PRSUs. To the extent that the PRSUs (or a number of units subject to a substitute award) become vested and earned pursuant to Section 3 or Section 4 above, the shares of Common Stock underlying such PRSUs (or shares underlying such substitute award units) shall be transferred to Grantee no later than 15 days after the date on which the PRSUs (or substitute award units) become vested and earned, and in all events within the short-term deferral period specified in Treas. Reg. § 1.409A-1(b)(4), except as otherwise provided in Section 10.

9.  Dividend Equivalents, Voting and Other Rights. Grantee shall have no rights of ownership in the shares of Common Stock underlying the PRSUs and shall have no right to vote such shares of Common Stock until the date on which the shares of Common Stock are transferred to Grantee pursuant hereto. Dividend equivalents will be paid in cash on the shares of Common Stock underlying the PRSUs and shall be deferred (with no earnings accruing) until and paid contingent upon the earning of the related PRSUs and paid at the same time the underlying shares are transferred to the Grantee.

10. Delivery of Shares of Common Stock. The shares of Common Stock underlying the PRSUs shall be released to Grantee by the Company’s transfer agent at the direction of the Company. At such time as the PRSUs become payable as specified in this Agreement, the Company shall direct the transfer agent to forward the applicable number of shares of Common Stock to Grantee except in the event that Grantee has notified the Company of his or her election to satisfy any tax obligations by surrender of a portion of such shares, the transfer agent will be directed to forward the remaining balance of shares after the amount necessary for such taxes has been deducted.

11. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any PRSUs or shares of Common Stock or other securities pursuant to this Agreement if the issuance thereof would, in the reasonable opinion of the Company, result in a violation of any such law.

12. Relation to Other Benefits. Any economic or other benefit to Grantee under this Agreement shall not be taken into account in determining any benefits to which Grantee may be entitled.

13. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Grantee under this Agreement without Grantee’s consent.

14. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by Grantee under this Agreement, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If Grantee fails to make arrangements for the payment of tax, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when Grantee is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, Grantee may elect to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to Grantee, shares of Common Stock having a value equal to the amount required to be withheld. The shares used for tax withholding will be valued at an amount equal to the Market Value per Share of such shares of Common Stock on the date the benefit is to be included in Grantee’s income. In no event will the market value of the shares of Common Stock to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.

16. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Committee, acting pursuant to the Plan shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with this grant.

17. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Grantee, and the successors and assigns of the Company.

18. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

19. Notices. Any notice to the Company provided for herein shall be in writing to the Company, marked Attention: Executive Vice President, General Counsel and Secretary, and any notice to Grantee shall be addressed to said Grantee at his or her address currently on file with the Company. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class registered mail, postage and fees prepaid, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

20. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with, or be exempt from, the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent.

21. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

22. Data Protection. By signing below, Grantee consents to the Company processing Grantee’s personal data provided herein (the “Data”) exclusively for the purpose of performing this Agreement, in particular in connection with the earning of PRSUs awarded herein. For this purpose the Data may also be disclosed to and processed by companies outside the Company, e.g., banks involved.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has also executed this Agreement, as of the day and year first above written.

AXIALL CORPORATION

By:

Name:

Title:

GRANTEE:

EXHIBIT A

Statement of Management Objectives

This Statement of Management Objectives applies to the Performance Restricted Stock Units granted to Grantee on the Date of Grant and applies with respect to the Performance Restricted Stock Unit Agreement, dated as of                     , between the Company and Grantee (the “Agreement”). Capitalized terms used herein that are not specifically defined in this Statement of Management Objectives have the meanings assigned to them in the Agreement or in the Plan, as applicable.

Section 1.        Definitions. For purposes hereof:

(a)        “Performance Period” means, except as otherwise provided below, the four-year period commencing                      and ending on                     .

(b)        “Peer Group” means the companies set forth on Table 1 below; provided that: (i) any such company that is acquired during the Performance Period will be excluded from the Peer Group; and (ii) any such company that files for bankruptcy during the Performance Period will be treated from and after the date of such filing as the lowest performer in the Peer Group. For purposes of this Statement of Management Objectives, (x) a company shall be treated as “acquired” if a Change in Control occurs with respect to such company during the Performance Period and (y) a company shall be treated as “filing for bankruptcy” if such company during the Performance Period (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

(c)        “Relative Total Stockholder Return” or “RTSR” means the Company’s TSR as compared to the company in the Peer Group that achieves the median TSR for the Peer Group; provided, however, that if, due to changes in the composition of the Peer Group (e.g., due to a company in the Peer Group being acquired, and thus, dropped from the Peer Group) there is an even number of companies in the Peer Group at the time of the determination of the RTSR, such that there can be no median company for the Peer Group, the comparison of the Company’s TSR shall be to the average TSR achieved during the Performance Period by the two companies of the Peer Group whose TSR performance ranks them in the middle of the entire Peer Group regarding TSR performance (the “Peer Group TSR”).

(d)        “Total Stockholder Return” or “TSR” means, with respect to the Common Stock and the common stock of each of the members of the Peer Group, a rate of compound annual return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock on the ex-dividend date, from the beginning of the Performance Period through the end of the Performance Period. For purposes of calculating Total Stockholder Return for each of the Company and each member of the Peer Group: (i) the beginning stock price will be based on the volume-weighted average closing stock price for the 60 consecutive trading days immediately prior to the first day of the Performance Period on the principal stock exchange on which the stock is then traded and (ii) the ending stock price will be based on the volume-weighted average closing stock price for the 60 consecutive trading days immediately preceding the last day of the Performance Period on the principal stock exchange on which the stock then trades; provided, however, if the PRSUs shall become earned and vested in connection with a Change in Control pursuant to Section 3 below, the end stock price of the Company’s Common Stock will be based on the Market Value Per Share of the Company’s Common Stock as of the date immediately prior to the Change in Control (the “Measurement Date”).

Section 2.        Performance Matrix.

From 0% to 200% of the PRSUs will be earned based on RTSR, which shall be measured by the percentage point difference between the Company’s TSR and the Peer Group TSR, as set forth as follows:

Company’s TSR Relative to the Peer Group TSR	% of Target RSUs Earned*
+ 1000 bps	200%
+ 450 bps	150%
+/(-) 50 bps	100%
(-) 450 bps	50%
More than (-) 600 bps	0%

* The payout for levels of achievement between the percentages set forth on the table above will be determined by straight line interpolation.

Section 3.        Effect of Change in Control.

(a)        In the event a Change in Control occurs prior to the Normal Vesting Date or before such time when the PRSUs have been forfeited, the PRSUs covered by this Agreement shall become earned and vested if, either (i) in connection with such Change in Control, the Successor does not assume the obligations of the Company under this Agreement in the manner described in Section 3(b) below or (ii) prior to the Change in Control, Grantee has died, become Permanently Disabled or has Retired or the Company terminates Grantee’s employment without Cause. Except as modified by the sentence which follows, the number of PRSUs earned and vested in such case shall be determined based on the performance matrix set forth in Section 2, provided that the last day of the Performance Period shall be the Measurement Date (i.e., the last day of the Performance Period in such case shall be the date immediately prior to the Change in Control. In the case of Section 3(a)(ii), the Grantee shall vest in a number of PRSUs equal to the product of (x) the number of PRSUs in which Grantee would have vested in accordance with the terms and conditions of this Section 3(a) if Grantee had remained in the continuous employ of the Company from the Date of Grant until the Measurement Date and the Successor does not assume the obligations of the Company under this Agreement in the manner described in Section 3(b) below multiplied by (y) a fraction (in no case greater than 1) the numerator of which is the number of whole weeks from the Date of Grant through such date on which the Grantee has died, becomes Permanently Disabled, or has Retired, or is terminated without Cause and the denominator of which is                 .

(b)        The Successor shall be deemed to have assumed the obligations of the Company under the Agreement only where the Successor: (i) determines the number of shares of Company Common Stock that Grantee would be entitled to receive on the Change of Control if the PRSUs became earned and vested on the Measurement Date pursuant to Section 3(a) above; (ii) the Successor converts that number of shares of Company Common Stock into a number of restricted stock units for the Successor’s stock that would have the same market value as the shares of Company Common Stock at the Measurement Date (the “Replacement RSUs”); and (iii) all of those Replacement RSUs for the Successor’s stock shall otherwise be subject to substantially the same terms and conditions after the Measurement Date as the terms and conditions applicable to the PRSUs immediately prior to the Measurement Date; provided however, that from and after the Measurement Date, the vesting of such Replacement RSUs shall cease to be subject to satisfaction of performance goals.

(c)        Subject to the following sentence, if the Successor assumes the obligations of the Company under the Agreement, then no such accelerated earning and vesting shall apply. Notwithstanding the foregoing, if (i) the Successor assumes the obligations of the Company under this Agreement in the manner described in this Section 3 and (ii) on or after the Change in Control, but prior to the Normal Vesting Date, the Company, the Successor or any subsidiary of either terminates Grantee’s employment without Cause or Grantee terminates his or her employment for Good Reason or Grantee dies, becomes Permanently Disabled or is or becomes eligible to Retire, then the Replacement RSUs shall become earned and vested.

Table 1

Monsanto Co	Sherwin-Williams Co.	Albemarle Corp.	Minerals Technologies, Inc.	Calgon Carbon Corp
E.I. du Pont de Nemours & Co.	CF Industries Holdings, Inc.	RPM International, Inc.	Olin Corp.	A. Schulman, Inc.
Dow Chemical Company	Eastman Chemical Co	NewMarket Corp.	Balchem Corp.	Koppers Holdings, Inc.

Lyondell Basell Industries NV	The Chemours Company	Scotts Miracle- Gro Co	Stepan Co	Tredegar Corp.
Praxair, Inc	FMC Corp.	Innospec Inc.	Intrepid Potash, Inc.	American Vanguard Corp.
Ecolab, Inc.	Airgas, Inc.	PolyOne Corp.	Flotek Industries, Inc.	Kraton Performance Polymers, Inc.
PPG Industries, Inc.	International Flavors and Fragrances, Inc.	Cabot Corp.	Quaker Chemical Corp.	LSB Industries, Inc.
Air Products & Chemicals, Inc.	Ashland, Inc.	Sensient Technologies Corp.	Innophos Holdings, Inc.	Mosaic Co.
Valspar Corp.	H.B. Fuller Co.	FutureFuel Corp.	Hawkins, Inc.	Rayonier Advanced Materials, Inc.